AMENDMENT NO. 2 TO
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
         TOUCHSTONE ADVISORS, INC. AND TOUCHSTONE VARIABLE SERIES TRUST

      This Amendment No. 2 to Investment Advisory Agreement is dated as of May 1, 2001 and amends the Investment Advisory Agreement (the "Advisory Agreement") dated as of January 1, 1999, made by and between Touchstone Advisors, Inc., an Ohio corporation (the "Advisor"), and Touchstone Variable Series Trust, a Massachusetts business trust created pursuant to a Declaration of Trust dated February 7, 1994 (the "Trust").

      WHEREAS, the Advisor acts as investment advisor to the Trust pursuant to the Advisory Agreement; and

      WHEREAS, the Trust's Board of Trustees has amended and restarted the Establishment and Designation of Series appended to the Trust's Declaration of Trust (the "Declaration") to add three additional series of Shares (as defined in the Declaration) of the Trust, to be designated the Touchstone Growth/Value Fund, Touchstone Equity Fund and Touchstone Money Market Fund (the "Funds"); and

      WHEREAS, the Trust's Board of Trustees has determined to terminate the offering of Shares of the Income Opportunity series;

      NOW, THEREFORE, Schedule 1 to the Advisory Agreement is hereby amended, effective as of May 1, 2001, to read as set forth in Exhibit A to this Amendment, the sole changes in such Schedule being the addition of the Funds and the deletion of Income Opportunity Fund.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered in their names and on their behalf as of the day and year first above written.


TOUCHSTONE ADVISORS, INC                TOUCHSTONE VARIABLE SERIES TRUST

By: /s/ Patricia Wilson                 By: /s/ Jill T. McGruder


---------------------------             ---------------------------
Name                                    Name
Chief Compliance Officer                President
Title                                   Title

                                                 Exhibit A to Amendment No. 2 to
                                                 Investment Advisory Agreement


                                   SCHEDULE 1

Touchstone Emerging Growth Fund                      0.80%

Touchstone International Equity Fund                 0.95%

Touchstone Growth & Income Fund                      0.80% on the first $150
                                                     million of average daily
                                                     net assets and 0.75% on
                                                     such assets in excess
                                                     of $150 million

Touchstone Balanced Fund                             0.80%

Touchstone Bond Fund                                 0.55%

Touchstone Value Plus Fund                           0.75%

Touchstone Standby Income Fund                       0.25%

Touchstone High Yield Fund                           0.60%

Touchstone Enhanced 30 Fund                          0.65%

Touchstone Small Cap Value Fund                      0.80%

Touchstone Growth/Value Fund                         1.00%

Touchstone Equity Fund                               0.75%

Touchstone Money Market Fund                         0.50%